Exhibit 99.1
For Immediate Release
Maxygen Announces Plans to Consolidate Operations in the U.S.
-Denmark Site to Close; U.S. Headcount to Increase-
-Company Projects Total Cost Savings of $10 Million per Year-
REDWOOD CITY, Calif., November 27, 2007 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced plans to consolidate all operations at its U.S. headquarters in Redwood City, CA. By the end of the second quarter of 2008, the company will cease operations of Maxygen ApS, its wholly owned subsidiary in Denmark. The company also plans to add approximately 25 employees at its Redwood City site. As a result of these combined actions, the company expects to realize at least $10 million in annual cost savings beginning in 2008.
“As Maxygen transitions into a company with multiple clinical programs, we must increasingly focus our staffing and cash resources on the execution of clinical trials,” said Russell Howard, chief executive officer of Maxygen. “And with the weakening dollar, the cost of operating the Denmark facility has increased significantly. Consolidation will eliminate this rising cost and boost overall operational efficiency, enabling us to more tightly link our research, preclinical, clinical and regulatory arms.”
Maxygen primarily employs scientific staff engaged in pre-clinical research at its Denmark site. Maxygen’s clinical team and the majority of Maxygen’s research programs are based in the U.S.
“Our colleagues in Denmark have made many valuable contributions to Maxygen,” continued Dr. Howard. “Our priority right now is to honor that contribution by treating the departing employees fairly and helping them transition to suitable new employment.”
Staff affected by the consolidation will be given career counseling and outplacement services to support their transition to alternative employment. Certain key employees will move to the United States and will remain with Maxygen.
As a result of closing the Denmark site, the company expects to incur approximately $6 million of restructuring costs, the bulk of which will be recognized in the fourth quarter of 2007.
Maxygen does not expect the timing of any of its drug development programs to be materially impacted by the consolidation.

About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Our lead program, MAXY-G34, is designed to be an improved version of G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Also in our pipeline is a novel Factor VIIa for the treatment of hemophilia. Maxygen’s approach to drug discovery and development may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com.
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects and future financial results, including those relating to the following: our ability to develop any human therapeutic products suitable for commercialization; our ability or plans to successfully complete the consolidation of our operations and the timing of such consolidation; our ability or plans to hire and retain additional employees in the U.S. or transfer and retain certain employees from our Danish operations; our expected cost savings and increased operational efficiencies as a result of the consolidation; the costs we expect to incur in connection with the consolidation and the timing of the recognition of such costs; and the expected impact of the consolidation on the continuity, timing or success of any of our drug development programs. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, our changing research and business priorities, our ability to effectively transfer any necessary assets and functions related to our drug development programs from our Danish facility to our U.S. facility in connection with the consolidation, and the inherent uncertainties of pharmaceutical research and drug development. In addition, the costs that we expect to incur in connection with the consolidation are subject to a number of assumptions, and actual results may differ materially. We may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the consolidation. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
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Contact:
Michele Boudreau
Investor and Public Relations
650.279.2088
michele.boudreau@maxygen.com